UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2023

Crown Electrokinetics Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39924	47-5423944
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1110 NE Circle Blvd.

Corvallis, Oregon 97330
(Address of principal executive offices and zip code)

(800) 674-3612
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	CRKN	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on October 19, 2022, Crown Electrokinetics Corp. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors as purchasers (the “Investors”). Pursuant to the Securities Purchase Agreement, the Company sold, and the Investors purchased, approximately $5.4 million in principal amount of senior secured convertible notes (the “Senior Notes”) and warrants (the “Warrants”). On February 28, 2023, the Company entered into waiver agreements (the “Waiver Agreements”) with the Investors pursuant to which, among other things, the maturity date of the Senior Notes was extended from October 18, 2023 until April 14, 2023.

In connection with the Waiver Agreements, the Company issued warrants (the “Waiver Warrants”) to the Investors. The Waiver Warrants are exercisable for five (5) years to purchase an aggregate of 5,813,414 shares of the Company’s common stock at an exercise price of $0.32 per share, subject to adjustment under certain circumstances described in the Waiver Warrants.

The Waiver Warrants issued were not registered under the Securities Act or the securities laws of any state, and were offered and sold in reliance upon the exemption from registration afforded by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Investors are “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act. This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

The foregoing description of the Waiver Warrants and the Waiver Agreements does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 4.1 and 10.1, respectively.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on September 1, 2022, the Company received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was granted a period of 180 calendar days, or until February 28, 2023, to regain compliance with the minimum bid price requirement.

On March 1, 2023, the Company received a letter from the Staff of Nasdaq notifying the Company that it had not regained compliance with the minimum bid price requirement as of February 28, 2023 and that it was not eligible for a second 180 day extension period. The Nasdaq Staff’s letter specifically noted that the Company does not comply with the $5,000,000 stockholders’ equity listing requirement for The Nasdaq Capital Market. The Company’s stockholders’ equity was $2,746,000 as of September 30, 2022.

The Nasdaq Staff’s letter informed the Company that, unless the Company were to request a hearing - which the Company intends to do - before a Nasdaq Hearings Panel (the “Panel”) to appeal Nasdaq’s delisting determination by 4:00 p.m. Eastern Time on March 8, 2023, the Company’s securities would be suspended from trading on and delisted from The Nasdaq Capital Market at the opening of business on March 10, 2023.

The Company plans to timely request a hearing before the Panel, which request will stay any further suspension or delisting action by Nasdaq pending completion of the hearing process and the expiration of any extension period that may be granted by the Panel, not to exceed 180 days from March 1, 2023.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in “Item 1.01 Entry into a Material Definitive Agreement” relating to the issuance of the Waiver Warrants pursuant to the Waiver Agreements is incorporated by reference herein in its entirety. The Company issued the Waiver Warrants in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Waiver Warrant, issued by the Company to the Investors

10.1	Form of Waiver Agreement, dated as of February 28, 2023, by and between the Company and the Investors.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CROWN ELECTROKINETICS CORP.

Dated: March 3, 2023	By:	/s/ Doug Croxall
	Name:	Doug Croxall
	Title:	Chief Executive Officer

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